Exhibit 4.1

NEITHER THIS WARRANT NOR THE COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated:	For the Purchase of _______
shares of Common Stock

WARRANT FOR THE PURCHASE OF
SHARES OF COMMON STOCK
OF METHES ENERGIES INTERNATIONAL LTD.
(A Nevada corporation)

Methes Energies International Ltd., a Nevada corporation (the "Company"), hereby certifies that for value received:

[Name and Address of Warrantholder]

or registered assigns ("Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing the date hereof and ending at 5:00 p.m. eastern time on __________ (the “Expiration Date”), _______ shares of Common Stock (subject to adjustment as provided herein), $.001 par value, of the Company ("Common Stock"), at a per share purchase price of $0.95.  The number of shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price", respectively.

1.           Exercise and Redemption of Warrant.  Unless this Warrant has been redeemed in accordance with this Section, the Registered Holder of this Warrant may exercise the Warrant, in whole or in part at any time or from time to time during the period commencing the date hereof until the Expiration Date, at which time the Warrant shall be and become wholly void and of no value.  This Warrant may be exercised by the Registered Holder or redeemed by the Company as follows:

(a)           This Warrant may be exercised by Registered Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto as Exhibit I duly executed by Registered Holder) at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of an amount equal to the then applicable Purchase Price multiplied by the number of Warrant Shares then being purchased upon such exercise (the “Payment Required”) or, in the case of a Cashless Exercise, upon deemed surrender of Warrant Shares equal in value to the Payment Required.  "Cashless Exercise" means an exercise of Warrants in which, in lieu of the Payment Required, the Registered Holder elects to receive a lesser number of Warrant Shares (the “Net Number of Warrant Shares”) such that the value of the Warrant Shares that such Registered Holder would otherwise have been entitled to receive, but has agreed not to receive, is equal to the Payment Required with respect to such exercise.  The Net Number of Warrant Shares issuable upon Cashless Exercise shall be determined using the following formula:

Net Number of Warrant Shares = (A x B) – (A x C)
B

For the purpose of this formula:

A = the total number of Warrant Shares with respect to which this Warrant is then being exercised.
B = closing price per share of Common Stock on the date of exercise or, if such date is not a trading day, on the last prior trading day.
C = the Purchase Price then in effect on the date of exercise.

(b)           Payment may be made either in lawful money of the United States, by surrender of a note made by the Company and payable to the Registered Holder with a balance of principal plus accrued and unpaid interest to the date of surrender equal to the payment required or by Cashless Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection l(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection l(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)           As soon as practicable after the exercise of the purchase right represented by this Warrant, the Company at its expense will use its best efforts to cause to be issued in the name of, and delivered to, Registered Holder, or, subject to the terms and conditions hereof, to such other individual or entity as Registered Holder (upon payment by Registered Holder of any applicable transfer taxes) may direct:

(i)           a certificate or certificates for the number of full shares of Warrant Shares to which Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of shares currently stated on the face of this Warrant (subject to adjustment as provided herein) minus the number of such shares purchased by Registered Holder upon such exercise as provided in subsection l(a) above.

(d)           In case the Registered Holder shall exercise this Warrant for fewer than all of the Warrant Shares evidenced by this Warrant, the Company shall promptly countersign and deliver to the Registered Holder, or to his duly authorized assigns, a new Warrant evidencing the remaining number of Warrant Shares.

(e)           Each person in whose name any certificate for securities is issued upon the exercise of this Warrant shall for all purposes be deemed to have become the holder of record of the securities represented thereby as of, and such certificate shall be dated, the date upon which this Warrant was duly surrendered in proper form with the Payment Required (and of any applicable taxes or other governmental charges) was made; provided, however, that if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares as of, and the certificate for such shares shall be dated, the next succeeding business day on which the stock transfer books of the Company are open (whether before, on or after the Expiration Date) and the Company shall be under no duty to deliver the certificate for such shares until such date.  The Company covenants and agrees that it shall not cause its stock transfer books to be closed for a period of more than 10 consecutive business days except upon consolidation, merger, sale of all or substantially all of its assets, dissolution or liquidation or as otherwise provided by law.  The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of the Warrant Shares.

(f)           All of the outstanding Warrants issued by the Company on the date hereof may be redeemed in whole but not in part upon 30 days’ written notice at the option of the Company, commencing six months after the date hereof, if, at the time notice of such redemption is given by the Company as provided in Paragraph (g), below, the average Daily Price has exceeded 150% of the then Purchase Price for the twenty consecutive trading days immediately preceding the date of such notice, at a price equal to $.05 per Warrant (the "Redemption Price"), provided, however, the Company shall not redeem any Warrants if the underlying shares are not then covered by an effective Registration Statement under the Securities Act of 1933, as amended.  For the purpose of the foregoing sentence, the term "Daily Price" shall mean, for any relevant day, the closing price on that day (or if there is no closing price the last bid price) as reported by the principal exchange or quotation system on which prices for the Common Stock are reported.  On the redemption date the holders of record of redeemed Warrants shall be entitled to payment of the Redemption Price upon surrender of such redeemed Warrants to the Company at its principal office.

(g)           Notice of redemption of Warrants shall be given at least 30 days prior to the redemption date by mailing, by registered or certified mail, return receipt requested, a copy of such notice to all of the holders of record of Warrants at their respective addresses appearing on the books or transfer records of the Company or such other address designated in writing by the holder of record to the Company.

(h)           From and after the redemption date, all rights of the Registered Holders (except the right to receive the Redemption Price) shall terminate.

2.           Adjustments.

(a)           Split, Subdivision or Combination of Shares.  If the outstanding shares of the Common Stock at any time while this Warrant remains outstanding and unexpired shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend (as the case may be), shall be proportionately decreased. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Purchase Price in effect immediately prior to such combination or reverse split, simultaneously with the effectiveness of such combination or reverse split, shall be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b)           Reclassification, Reorganization, Consolidation or Merger.  In the case of any reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that Registered Holder shall have the right thereafter to receive upon the exercise hereof, the kind and amount of shares of stock or other securities or property which Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of Registered Holder such that the provisions set forth in this Section 2 (including provisions with respect to the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c)           Price Adjustment.  No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease in the Purchase Price of at least $0.01, provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest 1/l00th of a share, as the case may be.

(d)           No Impairment.  The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of Registered Holder to adjustments in the Purchase Price.

(e)           Notice of Adjustment.  Upon any adjustment of the Purchase Price, number of Warrant Shares the Warrants are exercisable for, or extension of the Warrant exercise period, the Company shall forthwith give written notice thereto to Registered Holder describing the event requiring the adjustment, stating the adjusted Purchase Price and the adjusted number of shares purchasable upon the exercise hereof resulting from such event, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.           Fractional Shares.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment thereof in cash on the basis of the last sale price of the Warrant Shares on the over-the-counter market as reported by Nasdaq or on a national securities exchange on the trading day immediately prior to the date of exercise, whichever is applicable, or if neither is applicable, then on the basis of the then fair market value of the Warrant Shares as shall be reasonably determined by the Board of Directors of the Company.

4.           Limitation on Sales.  Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares, as of the date of original issuance of this Warrant, have not been registered under the Securities Act of 1933, as amended ("Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the Act as to this Warrant or such Warrant Shares or (b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. The Warrant Shares issued upon exercise thereof shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

5.           Certain Dividends.  If the Company pays a dividend or makes a distribution on the Common Stock ("Dividend"), other than a cash dividend or a stock dividend payable in shares of Common Stock, then the Company will pay or distribute to Registered Holder, upon the exercise hereof, in addition to the Warrant Shares purchased upon such exercise, the Dividend which would have been paid to such Registered Holder if it had been the owner of record of such Warrant Shares immediately prior to the date on which a record is taken for such Dividend or, if no record is taken, the date as of which the record holders of Common Stock entitled to such Dividend are determined.

6.           Notices of Record Date.

In case:

(a)           the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

(b)           of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to Registered Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

7.           Due Authorization.  The Warrant Shares that may be issued upon exercise of this Warrant shall, at the time of issuance, be duly authorized, fully paid and non-assessable.

8.           Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.  This Warrant is exchangeable for new Warrants (containing the same terms as this Warrant) each representing the right to purchase such number of shares as shall be designated by Registered Holder at the time of surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder.

9.           No Rights as Stockholder.  Until the exercise of this Warrant, Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10.           Successors.  The rights and obligations of the parties to this Warrant will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, pledgees, transferees and purchasers.

11.           Change or Waiver.  Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

12.           Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

13.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

14.           Mailing of Notices, etc.  All notices and other communications under this Warrant (except payment) shall be in writing and shall be sufficiently given if delivered to the addressees in person, by electronic mail (email), Federal Express or similar receipt delivery, facsimile, postage prepaid mail, or certified mail, return receipt requested, as follows:

to Registered Holder:                          [Name and address of warrantholder]
Email:
Fax:

to the Company:                                   Methes Energies International Ltd.
3651 Lindell Road, Suite D-272
Las Vegas, Nevada 89103
Attention: Michel G. Laporte, CEO
Email: mlaporte@methes.com
Fax: (702) 943-0233

with a copy to:                                      Morse, Zelnick, Rose & Lander LLP
825 Third Avenue, 16th Floor
New York, New York 10022
Attention: John C. Hui, Esq.
Email: jhui@mzrl.com
Fax: (212) 208-6809

or to such other address as any of them, by notice to the other may designate from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed, all as of the day and year first above written.

METHES ENERGIES INTERNATIONAL LTD.

By:
Name:
Title:

EXHIBIT I

NOTICE OF EXERCISE

TO:          Methes Energies International Ltd.
3651 Lindell Road, Suite D-272
Las Vegas, Nevada 89103
Attention: Michel G. Laporte, CEO

1.           The undersigned hereby elects to purchase________shares of the Common Stock of Methes Energies International Ltd., pursuant to terms of the attached Warrant, and

[Check the applicable box]

[   ] tenders herewith the Payment Required in full, together with all applicable transfer taxes, if any.

[   ] elects to pay the Payment Required together with all applicable transfer taxes, if any, by Cashless Exercise in accordance with Section 1(a) of the attached Warrant.

2.           Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below.  If the attached Warrant is exercisable for a greater number of shares than the number set forth in paragraph 1, then please issue another Warrant in the name of the undersigned or in such other name as is specified below exercisable for the remaining number of shares.

3.           The undersigned represents that it will sell the shares of Common Stock pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, or an exemption from registration thereunder.

(Name)

(Address)
(Taxpayer Identification Number)

[print name of Registered Holder]
By:
Title:
Date: